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                                                                   EXHIBIT 11

                               CELADON GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                    For the three months ended
                                                                          December 31,
                                                                    -------------------------
                                                                     1996               1995
                                                                     ----               ----
Primary:
     Weighted average shares issued ..........................     7,750,580      7,950,580
     Weighted average shares in treasury .....................      (122,391)          --
     Dilutive effect of options and warrants using the average
       market price under the treasury stock method ..........        22,849           --
                                                                 -----------    -----------
     Shares used to compute primary earnings per share .......     7,651,038      7,950,580
                                                                 ===========    ===========
Net income (loss) attributable to common stockholders ........   $ 1,274,312    $(7,983,739)
                                                                 ===========    ===========
Net income per common share ..................................   $      0.17    $     (1.00)
                                                                 ===========    ===========


                                                                    For the six months ended
                                                                          December 31,
                                                                 ---------------------------
                                                                     1996           1995
                                                                 -----------    -----------
Primary:

     Weighted average shares issued ..........................     7,750,580      7,949,699
     Weighted average shares in treasury .....................      (116,734)          --
     Dilutive effect of options and warrants using the average
       market price under the treasury stock method ..........        14,586           --
                                                                 -----------    -----------
     Shares used to compute primary earnings per share .......     7,648,432      7,949,699
                                                                 ===========    ===========
Net income (loss) attributable to common stockholders ........   $ 2,171,138    $(7,367,330)
                                                                 ===========    ===========
Net income per common share ..................................   $      0.28    $     (0.93)
                                                                 ===========    ===========
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